For additional information, contact: Robert W. Dumas President and CEO (334) 821-9200
Press Release – January 23, 2018

Auburn National Bancorporation, Inc. Reports

Full Year Net Earnings of $7.8 million, or $2.15 per share

Full Year 2017 Results – Compared to Full Year 2016:

•	Net earnings of $8.2 million, or $2.25 per share (excluding the tax remeasurement adjustment)

•	Net interest income (tax-equivalent) increased 7%

•	Net interest margin of 3.29% compared to 3.05% for 2016

•	Average loans increased $10.3 million or 2%

•	Tax remeasurement adjustment of $0.4 million

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of $7.8 million, or $2.15 per share for the full year 2017, compared to $8.2 million, or $2.24 per share, for the full year 2016. For the fourth quarter of 2017, the Company reported net earnings of $1.8 million, or $0.50 per share, compared to $2.1 million, or $0.57 per share, for the fourth quarter of 2016.

The decrease in the Company’s 2017 earnings was primarily due to a deferred tax asset remeasurement adjustment of $0.4 million as a result of a lower enacted corporate tax rate. The Tax Cuts and Jobs Act, signed into law December 22, 2017, lowered the Company’s federal corporate tax rate from 34% to 21%, which will lower the Company’s provision for federal income taxes in future years. However, the Company was required to remeasure the value of its net deferred tax assets by $0.4 million as of December 31, 2017. Our net deferred tax assets result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Excluding the impact of the tax remeasurement adjustment, net earnings would have been $8.2 million, or $2.25 per share, for the full year 2017, compared to $8.2 million, or $2.24 per share for the full year 2016, while fourth quarter of 2017 net earnings would have been $2.2 million, or $0.60 per share, compared to $2.1 million or $0.57 per share for the fourth quarter 2016.

Robert W. Dumas, President and CEO, commented: “Despite a tax remeasurement adjustment in the fourth quarter of 2017 the Company was able to report net earnings for the full year of $7.8 million. Excluding this tax remeasurement, the Company would have reported record net earnings for the eighth consecutive year.”

Net interest income (tax-equivalent) was $6.6 million for the fourth quarter of 2017, a 9% increase compared to $6.1 million for the fourth quarter of 2016. This increase was primarily due to loan growth and management reducing its investment in federal funds sold and interest bearing bank deposits and increasing its investment in securities as market yields improved. Average loans were $453.7 million in the fourth quarter of 2017, an increase of $24.3 million, or 6%, from the fourth quarter of 2016. The Company’s net interest margin (tax-equivalent) increased to 3.37% in the fourth quarter of 2017, compared to 3.05% for the fourth quarter of 2016 as earning asset yields and cost of funds both improved.

The Company recorded a negative provision for loan losses of $0.4 million for the fourth quarter of 2017, compared to a provision for loan losses of $0.1 million for the fourth quarter of 2016. Annualized net recoveries as a percent of average loans were 0.43% for the fourth quarter of 2017, compared to annualized net charge-offs as a percent of average loans of 0.05% for the fourth quarter of 2016. The Company recognized a recovery of $0.4 million from the payoff of two commercial loans during the fourth quarter of 2017.

Noninterest income was $0.8 million in the fourth quarter of 2017, compared to $0.5 million in the fourth quarter of 2016. The increase was primarily due to losses realized on sales of securities of $0.4 million in the fourth quarter of 2016.

Noninterest expense was $4.4 million in the fourth quarter of 2017, compared to $3.2 million in fourth quarter of 2016, primarily due to a $0.2 million increase in salaries and benefits and a $0.1 million increase in charitable contributions in 2017, and a gain on early extinguishment of debt of $0.8 million in 2016.

Income tax expense was approximately $1.3 million for the fourth quarter of 2017, compared to $0.8 million for the fourth quarter of 2016. The Company’s income tax expense for the fourth quarter of 2017 reflects an effective tax rate of 41.00%, compared to 27.76% in the fourth quarter of 2016. The increase in the annualized effective tax rate was primarily attributable to the $0.4 million tax remeasurement adjustment, discussed above. Excluding the tax remeasurement adjustment, the Company’s effective tax rate would have been 29.04% in the fourth quarter of 2017 reflecting an increase in the level of earnings before taxes and a decrease in tax exempt earnings from bank-owned life insurance.

The Company paid cash dividends of $0.23 per share in the fourth quarter of 2017. At December 31, 2017, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $853 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 3

Financial Highlights (unaudited)
Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

Results of Operations
Net interest income (a)	$6,575	$6,051	$25,731	$24,008
Less: tax-equivalent adjustment	300	316	1,205	1,276

Net interest income (GAAP)	6,275	5,735	24,526	22,732
Noninterest income	844	493	3,441	3,383

Total revenue	7,119	6,228	27,967	26,115
Provision for loan losses	(400)	115	(300)	(485)
Noninterest expense	4,426	3,238	16,784	15,348
Income tax expense	1,268	798	3,637	3,102

Net earnings	$1,825	$2,077	$7,846	$8,150

Per share data:
Basic and diluted net earnings:	$0.50	$0.57	$2.15	$2.24
Cash dividends declared	$0.23	$0.225	$0.92	$0.90
Weighted average shares outstanding:	3,643,668	3,643,523	3,643,616	3,643,504
Shares outstanding, at period end	3,643,668	3,643,523	3,643,668	3,643,523
Book value	$23.85	$22.55	$23.85	$22.55
Common stock price:
High	$40.25	$31.31	$40.25	$31.31
Low	33.25	27.45	30.75	24.56
Period-end	$38.90	$31.31	$38.90	$31.31
To earnings ratio	18.09	x	13.98	x	18.09	x	13.98 x
To book value	163%	139%	163%	139%
Performance ratios:
Return on average equity (annualized):	8.31%	9.61%	9.17%	9.65%
Return on average assets (annualized):	0.89%	1.00%	0.94%	0.98%
Dividend payout ratio	46.00%	39.47%	42.79%	40.18%
Other financial data:
Net interest margin (a)	3.37%	3.05%	3.29%	3.05%
Effective income tax rate	41.00%	27.76%	31.67%	27.57%
Efficiency ratio (b)	59.66%	49.48%	57.53%	56.03%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,972	$2,370	$2,972	$2,370
Other real estate owned	—	152	—	152

Total nonperforming assets	$2,972	$2,522	$2,972	$2,522

Net (recoveries) charge-offs	$(487)	$50	$(414)	$(839)

Allowance for loan losses as a % of:
Loans	1.05%	1.08%	1.05%	1.08%
Nonperforming loans	160%	196%	160%	196%
Nonperforming assets as a % of:
Loans and other real estate owned	0.66%	0.59%	0.66%	0.59%
Total assets	0.35%	0.30%	0.35%	0.30%
Nonperforming loans as a % of total loans	0.66%	0.55%	0.66%	0.55%
Net (recoveries) charge-offs as a % of average loans (c)	(0.43)%	0.05%	(0.09)%	(0.19)%

Selected average balances:
Securities	$262,171	$253,820	$266,988	$235,377
Loans, net of unearned income	453,744	429,451	441,026	430,770
Total assets	823,864	834,291	830,426	832,321
Total deposits	726,945	735,991	735,404	734,681
Long-term debt	3,217	4,260	3,217	6,474
Total stockholders’ equity	87,800	86,493	85,541	84,432
Selected period end balances:
Securities	$257,697	$243,572	$257,697	$243,572
Loans, net of unearned income	453,651	430,946	453,651	430,946
Allowance for loan losses	4,757	4,643	4,757	4,643
Total assets	853,381	831,943	853,381	831,943
Total deposits	757,659	739,143	757,659	739,143
Long-term debt	3,217	3,217	3,217	3,217
Total stockholders’ equity	86,906	82,177	86,906	82,177

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.
(c)	Net (recoveries) charge-offs are annualized.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

Net interest income, as reported (GAAP)	$6,275	$5,735	$24,526	$22,732
Tax-equivalent adjustment	300	316	1,205	1,276

Net interest income (tax-equivalent)	$6,575	$6,051	$25,731	$24,008